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Bob Evans Farms, Inc.

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The following is a transcription of excerpts of a television interview of Michael Townsley, President and Chief Executive Officer of Bob Evans Farms, Inc. (“Bob Evans”), by Michelle Caruso-Cabrera, Melissa Lee, Tyler Mathisen and Brian Sullivan for CNBC’s “Power Lunch” on September 19, 2017. A video of that interview is posted on CNBC’s website, https://www.cnbc.com/, and the transcription became available to Bob Evans on September 20, 2017:

[M. Townsley]:	It is good to be with you, Brian. Well we were pleased to announce that the acquisition [by Post of Bob Evans] this morning. It is a great opportunity for our shareholders to really get the value out of the stock going forward. You know if you look at what attracted Post to Bob Evans, it was really our refrigerated side dish business—our refrigerated side dish business that we’ve been in now for 20 years has been growing double digits for the last 20 years. Since 2012, we have been growing of 14% kegger. Our market position in our refrigerated side dish business we have about a 50% market share, and growing at a rate that far exceeds our competitors. The neat part about our products are, that if we can get someone to try it, two out of three people will come back and buy them again. The category is very lightly penetrated so there is huge upside to our product line.

[CNBC]:	So Mike, under the deal, you will be in charge of the refrigerated retail business and this other guy, Jim Dwyer, will continue in his role on the commercial side of the business. On the retail side of the business though, it seems to be a tough environment on packaged foods in general, is this deal sort of a way for investors to really, you mentioned, realizing the full value of the stock. Do you feel like in this sort of environment where packaged foods aren’t appreciated, it’s really being undervalued?

[M. Townsley]:	Well, I think what you are seeing is what attracted Post to Bob Evans is the performance that we have seen on the exterior of the perimeter of the grocery store. Today it’s been well documented that the shopper behavior has migrated to where the shoppers are shopping more around the perimeter of the store, more perishable and fresher type items versus the middle of the grocery store. That’s what made it attractive to Post of Bob Evans.

The following news article was published online at 5:34 pm Eastern time on September 19, 2017 by the Wall Street Journal, containing quotations from Michael Townsley, the President and Chief Executive Officer of Bob Evans, and Mark E. Hood, the Chief Financial Officer of Bob Evans:

BUSINESS Post Holdings to Buy Bob Evans Packaged Food Business for $1.5 Billion Bob Evans split packaged-food businesses from its chain of family dining restaurants earlier this year Bob Evans Farms as part of a series of purchases aimed at jump-starting growth in the packaged-foods sector PHOTO: MARK DUNCAN/ASSOCIATED PRESS By Annie Gasparro and Joann S. Lublin Updated Sept.19, 2017 5:34 p.m .ET • Post Holdings Inc. POST 1.15% said it plans to buy breakfast-sausage maker Bob Evans Farms Inc., BOBE -o.o5% the latest in a series of acquisitions by the cereal maker aimed at getting shelf space in faster growing areas of the grocery store. Post, which makes Honey Bunches Of Oats and Fruity Pebbles cereals, said it would combine the newly acquired business with Michael Foods, a company it bought three years ago that produces Simply Potatoes, Crystal Farms cheeses and liquid egg whites. The deal, which is valued at Sl.5 billion and marks a 6% premium of Bob Evans’ closing stock price Monday, didn’t receive unanimous approval from Bob Evans’ board of directors, the company confirmed. Bob Evans declined to comment on the specifics of the boardroom discussions, but it is unusual for a board member to vote against a sale of the company. Chief Financial Officer Mark Hood said the directors researched the deal extensively to ensure it would provide the best value to shareholders, and “the majority rules.” Bob Evans would have to pay Post a $50 million termination fee if it doesn’t go through with the deal, according to a regulatory filing on Tuesday. The company would have to consider any unsolicited offers, however, Mr. Hood said. Earlier this year, Bob Evans split its grocery businesses from its struggling restaurant chain following years of pressure from activist investor Thomas Sandell. The packaged foods business remained publicly traded and retained the Bob Evans name. As of the most recent regulatory filings in June, Mr. Sandell and his firm Sandell Asset Management Corp. didn’t have a stake in Bob Evans. Shares of Bob Evans, up 92% over the past 12 months, rose 7% in Tuesday afternoon trading to $77.70. Post and other packaged-food companies have struggled with shifting consumer tastes toward fresher, healthier foods. In response, these often century-old companies are trying to get their products out of the canned and boxed food aisles where shoppers go less frequently and into the fresh and refrigerated areas in the grocery store. Some, such as Campbell Soup Co., have also sought to do that through acquisitions. It bought Bolthouse Farms carrots a few years ago. Post, which Jogged $5 billion in revenue last year, is taking a similar approach. Bob Evans “increases our exposure to the attractive, high-growth [fresh, refrigerated section] of the store, which is on trend,” Post’s CEO Rob Vitale said on an investor call Tuesday. Since 2014, Post has made more than 10 acquisitions, including the iconic U.K. breakfast brand Weetabix, which it bought earlier this year. Some analysts have wondered if this signals that Post will look to buy more similar, refrigerated food brands.” We’re going to get this one digested, and then develop more thoughts around what comes next,” Mr. Vitale said. Bob Evans’ Chief Executive Mike Townsley said his brands will benefit from Post’s scale, and the combined company will have a stronger relationship with retailers by being in areas of the store that are driving sales growth. “The consumer is going around the perimeter, and only going down the center aisles for something specific. She isn’t shopping aisle to aisle like she used to,” he said in an interview. The deal, which offers $77 a share, is expected to close within the first three months of 2018. - Ezequiel Minaya contributed to this article. Write to Annie Gasparro at annie.gasparro@wsj.com and Joann S. Lublin at joann.Jublin@wsj.com Corrections & Amplifications Post Holdings Inc. agreed to buy Bob Evans Farms Inc. for $77 a share. An earlier version of this article incorrectly said $77.40. (Sept. 19, 2017)